Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vanguard Natural Resources, LLC
Houston, TX

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2009, except for Note 13, as to which the date is June 10, 2009, relating to the consolidated financial statements which appears in the current report on Form 8-K filed on June 10, 2009, and our report dated March 10, 2009 on the effectiveness of internal control over financial reporting of the Company, which appears in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Houston, Texas

June 10, 2009